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                                                            Exhibit 11


                   UNITED TECHNOLOGIES CORPORATION
                           AND SUBSIDIARIES

                  COMPUTATION OF PER SHARE EARNINGS



                                                                 Quarter Ended
                                                                 September 30,
In Millions of Dollars (except per share amounts)             1996           1995

Net Income                                             $        254   $        210
ESOP Convertible Preferred Stock Dividend requirement             7              7

Earnings applicable to Common Stock                             247            203
ESOP Convertible Preferred Stock adjustment                       5              6

Net earnings for calculation of primary and fully
  diluted earnings per share                           $        252   $        209

Average number of common shares and common stock
  equivalents outstanding during the period (four
  month-end average) (Note 1)                           260,729,812    261,626,278
Fully diluted average number of common shares and
  common stock equivalents outstanding during the
  period (four month-end average) (Note 1)              261,343,976    262,378,352

Primary earnings per common share (Note 1)             $        .97   $        .80
Fully diluted earnings per common share (Note 1 and 2) $        .97   $        .80



Note 1 - Reflects two-for-one stock split as described in Notes to Condensed Consolidated Financial Statements.

Note 2 - Fully diluted earnings per common share is less than 3% dilutive and is not shown separately on the Condensed Consolidated Statement of Operations.

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
                                                            Exhibit 11


                   UNITED TECHNOLOGIES CORPORATION
                           AND SUBSIDIARIES

                  COMPUTATION OF PER SHARE EARNINGS



                                                               Nine Months Ended
                                                                 September 30,
In Millions of Dollars (except per share amounts)             1996           1995

Net Income                                             $        677   $        563
ESOP Convertible Preferred Stock Dividend requirement            22             20

Earnings applicable to Common Stock                             655            543
ESOP Convertible Preferred Stock adjustment                      17             16

Net earnings for calculation of primary and fully
  diluted earnings per share                           $        672   $        559

Average number of common shares and common stock
  equivalents outstanding during the period (ten
  month-end average) (Note 1)                           261,600,184    260,827,618
Fully diluted average number of common shares and
  common stock equivalents outstanding during the
  period (ten month-end average) (Note 1)               262,677,450    262,837,616

Primary earnings per common share (Note 1)             $       2.57   $       2.14
Fully diluted earnings per common share (Note 1 and 2) $       2.56   $       2.12



Note 1 - Reflects two-for-one stock split as described in Notes to Condensed
     Consolidated Financial Statements.

Note 2 - Fully diluted earnings per common share is less than 3% dilutive and is not shown separately on the Condensed Consolidated Statement of Operations.

/TABLE
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